ALICO ANNOUNCES DEFAULT ON MORTGAGE NOTE RECEIVABLE

 La Belle, FL., April 22, 2009 -- Alico, Inc., (NASDAQ: ALCO) a land management company, announced today that the Ginn Companies has defaulted on its contract with the Company’s subsidiary, Alico-Agri Ltd, related to the purchase of property in Lee County, Florida.

Under the terms of the contract, a quarterly interest payment of $283 thousand was due on March 30, 2009.  When the payment was not received, Alico-Agri issued the required 15 day notice of delinquency to Ginn.  Alico-Agri is evaluating its options in determining the most expeditious procedure to reclaim the property.   The property consists of a 4,538 acre parcel located next to Florida Gulf Coast University in Lee County, Florida that is a former rock mine.  Under the terms of the contract, Ginn is entitled to receive a release of 399 acres.  The Company is currently researching the impact on its financial statements which will include removing the net mortgage note receivable of $7.1 million (consisting of the note balance of $52.3 million less deferred revenue of $45.2 million) and the reestablishment of basis in the property.

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Steve Smith
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.